Mantyla MCREYNOLDS LLC
 The CPA. Never Underestimate The Value.

February 8, 2008

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 20549

RE: Energroup Holdings Corporation

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated February 8, 2008, of Energroup Holdings Corporation, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 regarding our firm. We are not in a position to agree or disagree with other statements made in Item 4.01.

Very truly yours,

Mantyla McReynolds, LLC

5872 South 900 East, Suite 250•Salt Lake City, Utah 84121•(801) 269-1818•Fax (801) 266-3481